SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                      --------------------

                 Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]
                      --------------------


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-12
                       --------------------


                      ALEXANDER & BALDWIN, INC.
         -------------------------------------------------
          (Name of Registrant as Specified in its Charter)

             ------------------------------------------
                (Name of Person(s) Filing Proxy Statement
                      if other than the Registrant)

                           --------------------


Payment of Filing Fee (Check the appropriate box):
-------------------------------------------------

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
                         --------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                     ALEXANDER & BALDWIN, INC.
           822 Bishop Street, Honolulu, Hawaii 96813


                                                              March 10, 2003

To the Shareholders of Alexander & Baldwin, Inc.:

         The 2003 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of the Topa Plaza (formerly known as Amfac Center), 745 Fort Street, Honolulu, Hawaii, on Thursday, April 24, 2003 at 8:30 a.m. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2002, and our future plans and expectations.

         Whether or not you now plan to attend the Annual Meeting, you are urged to sign, date and mail the enclosed proxy and return it in the enclosed envelope at your earliest convenience. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

         Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                       Sincerely,


                                       /s/ W. Allen Doane
                                       W. ALLEN DOANE
                                       President and Chief Executive Officer

                          ALEXANDER & BALDWIN, INC.
                 822 Bishop Street, Honolulu, Hawaii 96813



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of the Topa Plaza (formerly known as Amfac Center), 745 Fort Street, Honolulu, Hawaii, on Thursday, April 24, 2003, at 8:30 a.m., Honolulu time, for the following purposes:

         1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2.       To ratify the appointment of auditors for the ensuing year;
                  and

         3. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on February 13, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

         PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                     By Order of the Board of Directors


                                     /s/ Alyson J. Nakamura
                                     ALYSON J. NAKAMURA
                                     Secretary

March 10, 2003

                          ALEXANDER & BALDWIN, INC.
                  822 Bishop Street, Honolulu, Hawaii 96813



                              PROXY STATEMENT


GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 24, 2003 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

         Only shareholders of record at the close of business on February 13, 2003 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 41,390,388 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors and the ratification of the appointment of auditors. Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the ratification of auditors.

         Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $9,000 plus reasonable out-of-pocket expenses.

         This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 10, 2003.


ELECTION OF DIRECTORS

         Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

         Nominees. The nominees of the Board of Directors are the ten persons named below, all of whom, except Mr. Watanabe, are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

         The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.


                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND OTHER                DIRECTOR
   NAME             DIRECTORSHIPS                                AGE    SINCE
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President and Headmaster, The Kamehameha      59     1990
                    Schools, Kapalama Campus, Honolulu, Hawaii
                    (educational institution) since June 1988;
                    Director of Bank of Hawaii.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief       71     1987
                    Executive Officer, Farmers Group, Inc.,
                    Los Angeles, California (insurance)
                    (September 1986 to March 1997).

W. Allen Doane      President and Chief Executive Officer of      55     1998
                    A&B since October 1998; Chairman of
                    the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), since
                    July 2002; Vice Chairman of the Board of
                    Matson from December 1998 to July 2002;
                    Executive Vice President of A&B from August
                    1998 to October 1998; Chief Executive
                    Officer of A&B's subsidiary, A&B-Hawaii,
                    Inc. ("ABHI"), from January 1997 to December
                    1999, when ABHI was merged into A&B;
                    President of ABHI from April 1995 to
                    December 1999; Director of BancWest
                    Corporation and its banking subsidiary,
                    First Hawaiian Bank.

Walter A. Dods,     Chairman of the Board and Chief Executive     61     1989
Jr.                 Officer of BancWest Corporation and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation and its banking subsidiaries, First Hawaiian Bank and Bank of the West.

Charles G. King     President, King Windward Nissan, Kaneohe,     57     1989
                    Oahu, Hawaii (automobile dealership) since
                    February 1999; President, King Auto
                    Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995.

Carson R.           Managing Director, The Corporate              70     1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991.

C. Bradley          Executive Vice President of A&B since         61     1991
Mulholland          August 1998; Vice Chairman of Matson
                    since July 2002; Chief Executive Officer of
                    Matson from April 1992 to July 2002;
                    President of Matson from May 1990 to
                    July 2002.

Maryanna G. Shaw    Private investor.                             64     1980

Charles M.          Managing Director, Trust Company of the       70     1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Board of A&B
                    since August 1999; Chairman of the Board of Matson from August 1999 to July 2002;
                    Chairman of the Board of ABHI from August
                    1999 to December 1999, when ABHI was merged into A&B.

Jeffrey N.          Managing Partner, Watanabe Ing Kawashima &    60       --
Watanabe            Komeiji LLP, Honolulu, Hawaii (attorneys)
                    since 1990; Director of Hawaiian
                    Electric Industries, Inc.


         The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

         Board of Directors and Committees of the Board. The Board of Directors held twelve meetings during 2002. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, and a Nominating and Corporate Governance Committee.

         The current members of the Audit Committee, which held five meetings during 2002, are Mr. McKissick, Chairman, Ms. Lynn M. Sedway (who is not standing for reelection), Ms. Shaw, and Mr. Dods. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which was attached as an appendix to A&B's 2001 Proxy Statement, and are summarized in the Audit Committee Report which appears in this Proxy Statement.

         The current members of the Compensation and Stock Option Committee, which held six meetings during 2002, are Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

         The current members of the Nominating and Corporate Governance Committee are Mr. Stockholm, Chairman, and Messrs. Dods and McKissick. The Nominating and Corporate Governance Committee was established on December 11, 2002 and held its first meeting in January 2003.

         Compensation of Directors. During 2002, directors who were not employees of A&B (outside directors) received an annual cash retainer of $18,000 and an additional $3,500 if also serving as Chairperson of a Board committee. Also during 2002, outside directors received an attendance fee of $1,000 per Board meeting and, in addition, attendance fees of $800 and $700 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, who, since August 26, 1999 has served as non-executive Chairman of the Board, receives an additional annual retainer of $150,000 in such capacity. In 2003, Mr. Stockholm also received a discretionary cash bonus in the amount of $25,000 for services rendered in 2002. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2002 received an annual stock retainer of 300 shares of A&B common stock. Directors who are employees of A&B or its subsidiaries do not receive compensation for serving as directors.

         Under A&B's 1998 Non-Employee Director Stock Option Plan, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or reelected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three annual installments of 1,000 shares each, beginning one year after the grant date. At the 2002 Annual Meeting, held on April 25, 2002, options to purchase 3,000 shares of A&B common stock, at an exercise price of $27.14 per share, were granted to each of the outside directors under the 1998 Non-Employee Director Stock Option Plan.

         A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director who has five or more years of service will receive a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years. In addition, a director who has ten or more years of service may elect certain post-retirement health care insurance benefits. Ms. Sedway, who is not standing for reelection at the Annual Meeting, became a director of A&B in June 1998 and will have served on the Board for a period of four years, ten months. Upon her reaching age 65, she will receive from A&B a lump sum payment estimated at $127,000, which is the amount she would have received at age 65 had she served as a director for a full five years.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

         The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 13, 2003, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.


Name and Address                         Amount of                  Percent of
of Beneficial Owner                 Beneficial Ownership              Class
-------------------                 --------------------              -----


BancWest Corporation (a)               2,185,966 (b)                    5.3
999 Bishop Street
Honolulu, Hawaii 96813

FMR Corp.                              2,562,448 (c)                    6.2
82 Devonshire
Boston, MA 02109

The Harry and Jeanette                 2,271,079 (d)                    5.5
Weinberg Foundation,
Incorporated
7 Park Center Court
Owings Mills, Maryland 21117

--------------------

(a) For additional information concerning relationships and transactions between A&B and BancWest Corporation, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 3 to Schedule 13G dated February 20, 2003 (the "BancWest 13G") filed with the Securities and Exchange Commission. According to the BancWest 13G, BancWest Corporation has sole voting power over 367,936 shares, shared voting power over 1,818,030 shares, sole dispositive power over 1,250,836 shares, and shared dispositive power over 935,130 shares.

(c) As reported in Schedule 13G dated February 14, 2003 (the "FMR 13G") filed with the Securities and Exchange Commission. According to the FMR 13G, FMR Corp., through its subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, and two affiliates of FMR Corp., Fidelity International Limited and Geode Capital Management, LLC, have, in the aggregate, sole voting power over 1,991,048 shares, sole dispositive power over all 2,562,448 shares, and do not have shared voting or dispositive power over any shares.

(d) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares. A representative of the Foundation confirmed that the Foundation 13G is current as of February 13, 2003.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         Security Ownership of Directors and Executive Officers. The following table shows the number of shares of A&B common stock beneficially owned as of February 13, 2003 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

         Name or Number                           Amount of Beneficial               Percent of
           in Group                               Ownership (a)(b)(c)                  Class
           --------                               -------------------                  -----

         Michael J. Chun                                  28,732                         --
         Leo E. Denlea, Jr.                               29,800                         --
         W. Allen Doane                                  470,844                        1.1
         Walter A. Dods, Jr.                              29,706                         --
         Charles G. King                                  31,085                         --
         Carson R. McKissick                              29,700                         --
         C. Bradley Mulholland                           439,866                        1.1
         Lynn M. Sedway                                   10,625                         --
         Maryanna G. Shaw                                585,345                        1.4
         Charles M. Stockholm                             30,675                         --
         Jeffrey N. Watanabe                                --                           --
         James S. Andrasick                               84,019                        0.2
         G. Stephen Holaday                              164,754                        0.4
         Stanley M. Kuriyama                             128,981                        0.3
         21 Directors, Nominees
             and Executive Officers
             as a Group                                2,391,216                        5.8

--------------------

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows: Mr. McKissick - 600, and directors, nominees and executive officers as a group - 600. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: BancWest Corporation - 2,185,966 shares, Bank
         of  Hawaii -  533,053  shares,   The  Wallace  Alexander  Gerbode
         Foundation,   of  which  Ms. Shaw  and Mr. Stockholm  are trustees -
         40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Mr. Chun - 3,458 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 32,153 shares, Ms. Sedway - 1,125 shares (held by a living trust of which Ms. Sedway is a co-trustee), Ms. Shaw - 21,045 shares, and directors, nominees and executive officers as a group - 63,270 shares, and (ii) sole voting power only, as follows: Mr. Mulholland - 2,662 shares, Mr. Holaday - 362 shares, and directors, nominees and executive officers as a group - 9,531 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 9, 2003 through the exercise of stock options, as follows: Mr. Doane - 391,132, Mr. Mulholland - 318,166, Mr. Andrasick - 66,664, Mr. Holaday - 122,766, Mr. Kuriyama - 95,899, Ms. Shaw and Messrs. Chun, Denlea, Dods, King, McKissick and Stockholm - 24,000 each, Ms. Sedway - 9,000, and directors, nominees and executive officers as a group - 1,425,334.

         Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. A&B believes that during fiscal 2002, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis, except that Ms. Shaw was required to file a Form 4 on or before June 10, 2002 with respect to sales aggregating 41,100 shares, but such Form 4 was filed on July 8, 2002.

         Certain Relationships and Transactions. Walter A. Dods, Jr., a director of A&B, is Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

         First Hawaiian Bank (i) has a 24.32 percent participation in and is agent for a $185,000,000 revolving credit and term loan agreement with A&B, under which $17,500,000 was outstanding at February 13, 2003, (ii) has a revolving credit agreement with A&B under which the amount outstanding (no amount was outstanding at February 13, 2003), when combined with First Hawaiian Bank's share of amounts drawn under the previously described $185,000,000 revolving credit and term loan agreement, may not exceed $70,000,000, (iii) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 13, 2003,
(iv) has issued letters of credit, totaling $13,806,000 as of February 13, 2003, on behalf of Matson for insurance security purposes, and (v) has issued letters of credit totaling $1,950,000, as of February 13, 2003, on behalf of a real estate subsidiary to secure obligations to governmental agencies in connection with a real estate development.

EXECUTIVE COMPENSATION

         Summary of Cash and Other Compensation. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this Proxy Statement, "named executive officers" means all persons identified in the Summary Compensation Table.


                                                                                        Long-Term Compensation
                                                                                        ----------------------
                                              Annual Compensation                      Awards            Payouts
                                       --------------------------------    --------------------------    -------
       (a)                     (b)       (c)         (d)          (e)         (f)           (g)            (h)           (i)
                                                                 Other
                                                                 Annual    Restricted     Securities                     All
                                                                Compen-      Stock        Underlying       LTIP         Other
     Name and                                                    sation      Awards      Options/SARs    Payouts       Compen-
Principal Position             Year    Salary($)  Bonus($)(3)    ($)(5)      ($)(6)          (#)          ($)(7)      sation($)(9)
------------------             ----    ---------  -----------    ------      ------      ------------    -------      ------------

W. Allen Doane                 2002    665,000    587,400        2,252       187,808         75,000      125,263(8)       29,925
President and Chief            2001    650,000    296,287(4)     2,501       319,460         93,500      342,753(8)       32,500
Executive Officer of A&B,      2000    575,000    435,032(4)     2,325       369,337         87,500      303,757(8)       31,625
Chairman of Matson since
July 2002

C. Bradley Mulholland          2002    523,000    138,212(4)     1,250       207,286         33,500       80,407          23,535
Executive Vice President of    2001    520,347     58,268(4)     1,182        87,357         51,000      250,500          26,017
A&B, Vice Chairman of          2000    503,685    150,001(4)     1,097       316,845         48,000      183,779(8)       27,703
Matson (1)

James S. Andrasick (2)         2002    322,500    330,243(4)       738       231,549         32,000       39,221(8)       14,513
Executive Vice President,      2001    291,000     86,215(4)       480       129,285         44,000            0           8,821
Chief Financial Officer and    2000    160,417     67,505(4)       262       101,246         40,000            0               0
Treasurer of A&B, President
and CEO of Matson

G. Stephen Holaday             2002    255,725     97,815(4)       510       146,616         14,000      102,481          11,508
Vice President of A&B,         2001    251,000     35,388(4)       480        52,987         21,000       70,500          12,550
General Manager of Hawaiian    2000    240,400     60,023(4)       446        89,977         26,000      105,000          13,222
Commercial & Sugar Company

Stanley M. Kuriyama            2002    239,425     75,630(4)       510       174,676         22,000       40,841(8)       10,774
Vice President of A&B, Vice    2001    235,000     67,152(4)       480       207,652         28,000       71,321(8)       11,750
Chairman and Chief Executive   2000    218,600     90,034(4)       446       134,966         26,000            0          12,023
Officer of A&B Properties,
Inc.

(1) Mr. Mulholland was appointed Vice Chairman of Matson, effective July 1, 2002. He had been President and Chief Executive Officer of Matson from prior to January 1, 2000 to July 2002.

(2) Mr. Andrasick became an executive officer of A&B effective June 2000, as Senior Vice President, Chief Financial Officer and Treasurer. He was appointed Executive Vice President of A&B effective April 25, 2002, and was appointed President and Chief Executive Officer of Matson, effective July 1, 2002.

(3) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan"), except as set forth in note (4).

(4) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f). In the case of Mr. Andrasick in 2002, the amount also includes a bonus of $215,000, in recognition of his additional responsibilities in 2002 as President and Chief Executive Officer of Matson.

(5) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance.

(6) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Compensation and Stock Option Committee ("Committee"), in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 2002, the number and value (based upon a $25.79 per share closing price of A&B's common stock on December 31,
       2002) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 41,936 shares ($1,081,529); Mr. Mulholland - 26,031 shares ($671,339); Mr. Andrasick - 8,451 shares ($217,951); Mr.
       Holaday - 10,906 shares ($281,266); and Mr. Kuriyama - 18,327 shares ($472,653). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(7) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(8) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(9) "All Other Compensation" for 2002 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Doane - $9,000, Mr. Mulholland - $9,000, Mr. Andrasick - $9,000, Mr. Holaday - $9,000, and Mr. Kuriyama - $9,000), and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $20,925, Mr. Mulholland - $14,535, Mr. Andrasick - $5,513, Mr. Holaday - $2,508, and Mr. Kuriyama - $1,774).

         Option Grants. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan during 2002 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                            Grant Date
                        Options/SARs      Employees        Price                            Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)     Expiration Date        ($)(b)
   ----                 ------------   ----------------   ---------     ---------------     -------------

W. Allen Doane          75,000(a)           17.4%           26.52       January 22, 2012       332,513

C. Bradley Mulholland   33,500(a)            7.8%           26.52       January 22, 2012       148,522

James S. Andrasick      32,000(a)            7.4%           26.52       January 22, 2012       144,089

G. Stephen Holaday      14,000(a)            3.2%           26.52       January 22, 2012        62,069

Stanley M. Kuriyama     22,000(a)            5.1%           26.52       January 22, 2012        97,537

(a) Options granted on January 23, 2002 under the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.

(b) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 23.4%, (ii) the expected exercise of options in 5.53 years, (iii) a risk-free rate of return of 2.8%, (iv) a discount of 2.9% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 3.4%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

         Option Exercises and Fiscal Year-End Holdings. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2002 fiscal year and the value realized in connection with such exercise, and (ii) the number and value of unexercised options held as of December 31, 2002.


                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION/SAR VALUES



                                                                        Number of Securities             Value of Unexercised
                                                                       Underlying Unexercised                In-the-Money
                                                                           Options/SARs At                   Options/SARs
                                                                             FY-End (#)                    At FY-End ($)(b)
                                   Shares                            --------------------------          ------------------
                                  Acquired            Value
             Name              on Exercise(#)      Realized ($)    Exercisable      Unexercisable   Exercisable      Unexercisable
             ----              --------------      ------------    -----------      -------------   -----------      -------------


W. Allen Doane                          0                   0         335,798          166,502         1,049,916        143,106


C. Bradley Mulholland              45,000              83,250 (a)     274,000           83,500           703,913         78,500


James S. Andrasick                      0                   0          41,332           74,668            76,665         38,335


G. Stephen Holaday                      0                   0         116,432           36,668           324,010         42,527


Stanley M. Kuriyama                     0                   0          78,065           49,335           212,435         42,527



(a) Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(b) Based on the highest sales price of A&B common stock on December 31, 2002 ($26.50 per share), minus the exercise price.

         Long-Term Incentive Plans. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 2002 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 2003 and ending 2005. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each major operating unit, and for some individual participants. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on adjusted net assets for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h).

                    LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR



                                                                      Estimated Future Payouts Under
                                  Performance or Other                Non-Stock Price-Based Plans (2)
                                  Period Until Matura-      -------------------------------------------------------
          Name                     tion or Payout (1)       Threshold ($)         Target ($)            Maximum ($)
          ----                     ------------------       -------------         ----------            -----------


W. Allen Doane                     December 31, 2005            201,000            402,000               804,000


C. Bradley Mulholland              December 31, 2005            136,610            273,220               546,440


James S. Andrasick                 December 31, 2005             68,000            136,000               272,000


G. Stephen Holaday                 December 31, 2005             43,419             86,839               173,678


Stanley M. Kuriyama                December 31, 2005             45,169             90,338               180,675


--------------------

(1)  Performance period beginning January 1, 2003 and ending December 31, 2005.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan, valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert all or a portion of the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

         Retirement Plans. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.



                                                PENSION PLAN TABLE

                                                           Years of Service
                                                           ----------------
Remuneration           15               20              25              30               35              40
------------           --               --              --              --               --              --

$  200,000          $ 52,862         $ 70,483       $  88,103        $ 96,913          $105,724       $114,534
   300,000            80,612          107,483         134,353         147,788           161,224        174,659
   400,000           108,362          144,483         180,603         198,663           216,724        234,784
   500,000           136,112          181,483         226,853         249,538           272,224        294,909
   600,000           163,862          218,483         273,103         300,413           327,724        355,034
   700,000           191,612          255,483         319,353         351,288           383,224        415,159
   800,000           219,362          292,483         365,603         402,163           438,724        475,284
   900,000           247,112          329,483         411,853         453,038           494,224        535,409
 1,000,000           274,862          366,483         458,103         503,913           549,724        595,534
 1,100,000           302,612          403,483         504,353         554,788           605,224        655,659
 1,200,000           330,362          440,483         550,603         605,663           660,724        715,784
 1,300,000           358,112          477,483         596,853         656,538           716,224        775,909

         Retirement benefits are based on participants' average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2003 for the named executive officers are: Mr. Doane - 11.9, Mr. Mulholland - 37.6, Mr. Andrasick - 2.8, Mr. Holaday - 20.1 and Mr. Kuriyama - 11.1.

         In addition, Messrs. Doane, Mulholland, and Holaday participate in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

         Severance Agreements. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Mulholland, Andrasick, Holaday and Kuriyama in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with five other employees, including two other executive officers. Each Severance Agreement has an initial two-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

Compensation Philosophy

         The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B shareholders and on the executive officers' individual performances. For 2002, approximately 61% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

         An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate, business unit and individual performance, so there is no assurance that this level of compensation will be achieved.

         Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 480 organizational operating units, controlled for size and complexity. This survey data includes eight of the companies (other than A&B) included in the Dow Jones US Industrial Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones US Industrial Transportation Index.

         Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

         In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"), (iii) annual incentive compensation pursuant to the Annual Incentive Plan ("Annual Incentive Plan"), and (iv) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1998 Stock Option/Stock Incentive Plan ("1998 Plan").

Base Salary

         Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2002, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group, with the exception of three long-service executive officers (one of whom is a named executive officer), whose base salaries exceeded the 75th percentile.

Annual Incentives

         The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2002 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles.

         The Annual Incentive Plan, adopted in December 2001, provides performance-based incentives to four groups of key employees, including executive officers, at the A&B corporate level or one of three strategic business units. Executive officers who are eligible under the One-Year Plan will not be eligible to participate in the Annual Incentive Plan. In determining the size of an incentive award to an executive officer, the Committee will consider both corporate performance and individual performance. Corporate performance will be measured, in the case of an executive officer at the A&B corporate level, by the performance of A&B as a whole, and, in the case of an executive officer located at one of the strategic business units, by the performance of the applicable operating unit or units.

         Under either incentive Plan, at the beginning of each one-year plan cycle, the goals for corporate performance factors, as well as the goals for the specific business units to which the executive officers are assigned and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals under the applicable plan. Aggregate awards are limited by whether A&B or the business unit meets certain levels of performance set by the Committee in advance of each plan cycle. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

Long-Term Incentives

         The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and a limited number of other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 20%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2000-2002 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

         Stock option grants under the 1998 Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers, among other things, the shares covered by the option as a reflection of the executive officer's expected future contributions to A&B. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

Chief Executive Officer Compensation

         For 2002, the Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the selected diversified group of companies. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the median and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Doane received an award under the Three-Year Plan for the 2000-2002 performance cycle that was between threshold and target, reflecting corporate profit before income tax and return on adjusted net assets that were between threshold and target. Mr. Doane's award under the One-Year Plan for 2002 approximated the commendable standard under that Plan, and the amount of the award was determined on the basis of the performance of A&B and Mr. Doane for the plan year. Mr. Doane also received a stock option grant totaling 75,000 shares in 2002. That grant was based on an overall review of corporate performance in 2001, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's past and expected contributions to A&B.

         The foregoing report is submitted by Leo E. Denlea, Jr. (Chairman), and Messrs. Michael J. Chun, Charles G. King, and Charles M. Stockholm.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, the members of the Compensation and Stock Option Committee were Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. Mr. Stockholm serves as non-executive Chairman of the Board of A&B and served as non-executive Chairman of Matson through June 30, 2002.


AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is composed of four directors who have been determined to be independent pursuant to the requirements of Nasdaq. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as an appendix to A&B's 2001 Proxy Statement.

         The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as independent auditors.

         The  foregoing  report  is  submitted  by  Carson R.  McKissick
(Chairman),   Mr. Walter A.   Dods,  Jr., Ms. Lynn M. Sedway, and Ms. Maryanna
G. Shaw.

SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones US Industrial Transportation Index (formerly known as the Dow Jones Transportation Index). The Dow Jones US Industrial Transportation Index is a published index, which includes A&B. For illustrative purposes, A&B again has chosen to display the Dow Jones US Real Estate Investment Index in the comparison.

[CHART]

* $100 INVESTED ON DECEMBER 31, 1997 IN ALEXANDER & BALDWIN, INC. COMMON STOCK, THE S&P 500 STOCK INDEX, THE DJ US INDUSTRIAL TRANSPORTATION INDEX, AND THE DJ US REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                                            1997        1998        1999        2000       2001        2002
                                            ----        ----        ----        ----       ----        ----

Alexander & Baldwin, Inc.                    100          88          90         108        114         114
S&P Composite - 500                          100         129         156         141        125          97
DJ US Industrial Transportation              100         101          93          98        111         113
DJ US Real Estate                            100          79          75          95        106         110

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Fees paid to Deloitte & Touche LLP (including affiliates) for services rendered for the year ended December 31, 2002 are as follows:

         Audit Fees. For professional services rendered by Deloitte & Touche LLP for the audit of A&B's annual consolidated financial statements included in A&B's Form 10-K for 2002, and the reviews of the consolidated financial statements included in A&B's Forms 10-Q for 2002, A&B was billed aggregate fees of $641,500.

         Financial Information Systems Design and Implementation Fees. For 2002, Deloitte & Touche LLP did not render professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

         All Other Fees. For all other services rendered by Deloitte & Touche LLP for 2002, A&B was billed aggregate fees of $75,000.


OTHER BUSINESS

         The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2004

         Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2004 must be received at the headquarters of A&B on or before November 10, 2003 in order to be considered for inclusion in the year 2004 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 24, 2004. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 24, 2004 and not earlier than December 25, 2003.

                                         By Order of the Board of Directors


                                         /s/ Alyson J. Nakamura
                                         ALYSON J. NAKAMURA
                                         Secretary


March 10, 2003

PROXY CARD

                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 2003
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                  The undersigned hereby appoints W. A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 24, 2003, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.
                                         ---
                                                     Please mark your         X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only):  01 M. J. Chun, 02 L. E. Denlea,
                                                Jr., 03 W. A. Doane, 04 W. A.
                                                Dods, Jr., 05 C. G. King,
                                                06 C. R. McKissick, 07 C. B.
                                                Mulholland, 08 M. G. Shaw,
                                                09 C. M. Stockholm,
                                                10 J. N. Watanabe.

   FOR all nominees        __                   (To withhold authority to vote
   listed to the right:   |__|                  for any individual nominee,
                                                check the "FOR all nominees"
   WITHOUT AUTHORITY                            box to the left and write the
   to vote for all nominees listed to           name of the nominee for whom
   the right:              __                   you wish to withhold authority
                          |__|                  in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the auditors of the Corporation:

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


3. In their discretion on such other matters as may properly come before the meeting or any adjourn-ments or postponments thereof.



THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE

Signature____________________ Signature__________________ Date_________________


IMPORTANT:  WHEN STOCK IS IN TWO OR MORE NAMES, ALL MUST SIGN.  WHEN SIGNING
AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


______________________________________________________________________________
                            FOLD AND DETACH HERE



                        Vote by Internet or Telephone or Mail
                            24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the business day prior to the annual meeting day.

Your telepnone or Internet vote authorizes the names proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Please sign and date your proxy card and return it in the enclosed postage-paid envelope.


                 If you vote your proxy by Internet or by telephone,
                    you do NOT need to mail back your proxy card.